The information in this Preliminary Pricing Supplement is not complete and may be changed. We may not sell these Notes until the Pricing Supplement and the accompanying Prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Notes and we are not soliciting offers to buy these Notes in any state where their offer or sale is not permitted.

Subject to Completion

PRELIMINARY PRICING SUPPLEMENT Dated July 27, 2021 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-253432 (To Prospectus dated February 24, 2021)

UBS AG $ Floating Rate Notes due on or about January 30, 2024

The Floating Rate Notes due on or about January 30, 2024 (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS” or the “Issuer”) that have a term of approximately 2.5 years. The Notes will pay interest periodically on each Interest Payment Date in arrears calculated using the Day Count Convention at a floating Interest Rate based on the Secured Overnight Financing Rates (“SOFR”), compounded daily, as discussed further herein (“Compounded SOFR”) plus 0.15% per annum (the “Spread”), provided that such rate will not be less than 0.00% per annum for any Interest Period. Investing in the Notes involves significant risks. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your investment.

Issuer:	UBS AG London Branch
Principal Amount & Denominations:	$1,000 per Note. The Notes will be issued in denominations of $1,000 per Note and any integral multiples of $1,000.
Original Offering/Issue Price:	$1,000 per Note
Pricing Date:	Expected to be July 28, 2021*
Issue Date:	Expected to be July 30, 2021*
Maturity Date:	Expected to be January 30, 2024*. The Notes are not subject to repayment at the option of any holder of the Notes or the Issuer prior to the Maturity Date.
Payment at Maturity:

100% of the Principal Amount plus any accrued and unpaid interest

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your investment.

Interest Period End Dates:	Quarterly; on the 30th calendar day of each January, April, July and October, beginning October 30, 2021 and ending on the Maturity Date, subject to the Business Day Convention.*
Interest Payment Dates:	Two Business Days following each Interest Period End Date, provided that the final Interest Payment Date will be the Maturity Date. Solely for purposes of determining an Interest Payment Date, if an Interest Period End Date is not a Business Day, that Interest Period End Date will be deemed to occur on the following Business Day.
Rate Cut-Off Date:	The third U.S. Government Securities Business Day prior to the Maturity Date.
Interest Period:	The period from and including the previous Interest Period End Date (or the Issue Date in the case of the first Interest Period) to and excluding the next applicable Interest Period End Date (which will also be the Maturity Date in the case of the final Interest Period).
Interest Rate:	Floating Reference Rate plus the Spread, subject to the Minimum Interest Rate.
Floating Reference Rate or Compounded SOFR:	The compounded average of Daily SOFR as determined for each Interest Period, calculated in the manner described herein under “Floating Reference Rate — Compounded SOFR”, or in such other manner or based on such other rate or methodology as discussed further herein under “— Daily SOFR”.
Daily SOFR:	As of any U.S. Government Securities Business Day, the Secured Overnight Financing Rate (“SOFR”) as of 5:00 p.m. (New York time) for trades made on such U.S. Government Securities Business Day, as provided by the Federal Reserve Bank of New York (the “New York Federal Reserve”) on its website on the U.S. Government Securities Business Day immediately following such day; provided, however, that for the last two U.S. Government Securities Business Days of the final Interest Period, Daily SOFR will equal Daily SOFR as of the Rate Cut-Off Date. If SOFR is unavailable for a given day or SOFR has been discontinued, Daily SOFR (or any alternative Floating Reference Rate) will be determined in the manner described herein under “Floating Reference Rate”.
Spread:	0.15% per annum
Minimum Interest Rate:	0.00%
Interest Payment per Note:	On each Interest Payment Date, the Interest Payment per Note will be equal to the product of (i) the Principal Amount of $1,000 multiplied by (ii) the Interest Rate, determined in accordance with the Day Count Convention.
Business Day:	Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.
U.S. Government Securities Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday on which the Securities Industry and Financial Markets Association (“SIFMA”) does not recommend that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.
Business Day Convention:	Following; Unadjusted, which means that for any Interest Payment Date (including the Maturity Date) that falls on a day that is not a Business Day, any Interest Payment due on such date will be made on the following Business Day and no adjustment will be made to the amount of such Interest Payment as a result of such postponement.
Day Count Convention:	30/360, which means that each Interest Period will be deemed to have 90 days and each calendar year will be deemed to be have 360 days..
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
CUSIP / ISIN:	90279DBU9 / US90279DBU90

* In the event that we make any changes to the expected Pricing Date and Issue Date, we may adjust the Interest Payment Dates and the Maturity Date to ensure that the stated term of the Notes remains the same.

You should carefully consider the risks described under “Risk Factors” beginning on page 1 herein relating to the Notes, dated February 24, 2021. See “Additional Information About UBS and the Notes” on page ii herein. The Notes will have the terms set forth in the accompanying prospectus, as modified by this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Offering of Notes	Issue Price to Public(1)		Underwriting Discount(1) (2)		Proceeds to UBS AG(2)
	Total	Per Note	Total	Per Note	Total	Per Note
Floating Rate Notes	$•	$1,000.00	$•	$2.50	$•	$997.50

(1) Notwithstanding the underwriting discount received by one or more third-party dealers from UBS Securities LLC described below, certain registered investment advisers or fee-based advisory accounts unaffiliated from UBS may purchase Notes from a third-party dealer at a purchase price of at least $997.50 per Note, and such third-party dealer, with respect to such sales, may forgo some or all of the underwriting discount.

(2) Our affiliate, UBS Securities LLC, will receive an underwriting discount of $2.50 per Note sold in this offering. UBS Securities LLC intends to re-allow the full amount of this discount to one or more third-party dealers. Certain of such third-party dealers may resell the Notes to other securities dealers at the issue price to the public less an underwriting discount of up to the underwriting discount indicated in the above table.

UBS Securities LLC	UBS Investment Bank

ADDITIONAL INFORMATION ABOUT UBS AND THE NOTES

UBS has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this document relates. You should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access the accompanying prospectus on the SEC website www.sec.gov as follows:

•	Prospectus dated February 24, 2021: http://www.sec.gov/Archives/edgar/data/1114446/000119312521054082/d138688d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to “Notes” refer to the Floating Rate Notes that are offered hereby, unless the context otherwise requires. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated February 24, 2021.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus and this document, this document will govern.

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INVESTOR CONSIDERATIONS

The Notes may be suitable for you if:

■	You seek an investment with a floating Interest Rate and are willing to invest in the Notes based on the Floating Reference Rate and Spread indicated on the cover hereof.
■	You understand and are willing to accept the risks associated with the Floating Reference Rate, including the risk that it may be discontinued and replaced by an alternative reference rate and the risks resulting from differences in its calculation and methodology relative to those of other potential reference interest rates.
■	You are willing to hold the Notes to maturity and accept that there may be no secondary market for the Notes.
■	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including but not limited to any repayment of principal.

The Notes may not be suitable for you if:

■	You seek an investment with a fixed rate of interest or are unwilling to invest in the Notes based on the Floating Reference Rate or Spread indicated on the cover hereof.
■	You are unable or unwilling to hold the Notes to maturity or seek an investment for which there will be an active secondary market.
■	You do not understand or are unwilling to accept the risks associated with the Floating Reference Rate, including the risk that it may be discontinued and replaced by an alternative reference rate and the risks resulting from differences in its calculation and methodology relative to those of other potential reference interest rates.
■	You are unwilling to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The investor considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances. You are urged to consult your investment, legal, tax, accounting and other advisors and to carefully consider the suitability of an investment in the Notes in light of your particular circumstances. You should also review “Risk Factors” beginning on page 1 for risks related to an investment in the Notes.

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RISK FACTORS

An investment in the Notes involves significant risks and the risks that apply to the Notes are summarized below. We urge you to consult your investment, legal, tax, accounting and other advisors regarding an investment in the Notes.

Risks Relating to Return Characteristics

The Floating Reference Rate used to determine the interest payable on an Interest Payment Date is variable and, in certain circumstances, may be as low as zero.

Because the interest payable on the Notes will be based on the Floating Reference Rate, the Interest Payment on each Interest Payment Date, if any, will be variable and, in certain circumstances, may be as low as zero. The Interest Rate for each Interest Payment Date will be based on the Floating Reference Rate, as determined on each U.S. Government Securities Business Day during the related Interest Period (or through the Rate Cut-Off Date with respect to the final Interest Period).

In addition, if Daily SOFR, as of any day, is less than zero (a “Negative Interest Rate”), Compounded SOFR for that Interest Period would be computed to give effect to that Negative Interest Rate, provided, however, that in no event will the Interest Rate for any Interest Period be less than the Minimum Interest Rate of 0.00%. If the Interest Rate for an Interest Period is equal to (or deemed to be equal to) 0.00%, no interest will be paid on the applicable Interest Payment Date. Additionally, if the Floating Reference Rate for any Interest Period is negative, the negative Floating Reference Rate for that Interest Period would reduce the applicable Interest Rate to a percentage that is less than the Spread.

In calculating Daily SOFR for any day from, and including, the Rate Cut-Off Date to, but excluding, the Maturity Date will be Daily SOFR in respect of the Rate Cut-Off Date.

For the final Interest Period, Daily SOFR for the final two U.S. Government Securities Business Days in that Interest Period will be deemed to be Daily SOFR as of the Rate Cut-Off Date. Accordingly, you will not receive the benefit of any increase in Daily SOFR on any date after the Rate Cut-Off Date and any such increase will not be used in calculating the interest payable on the Maturity Date. This could adversely impact the amount of interest payable with respect to the final Interest Period.

The repayment of principal applies only at maturity.

You should be willing to hold your Notes to maturity. UBS will repay the Principal Amount of your Notes only if you hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment.

Risks Relating to Characteristics of the Floating Reference Rate

SOFR, and, therefore, the market value of, and return on, the Notes may be volatile and will be influenced by a variety of unpredictable factors.

SOFR, and therefore the Floating Reference Rate, interest payable on, and market value of, the Notes, may be volatile and will be influenced by a variety of unpredictable factors, including but not limited to:

•	interest and yield rates in the market;
•	changes in, or perceptions about future, SOFR rates;
•	general economic conditions;
•	policies of the U.S. Federal Reserve Board regarding interest rates;
•	sentiment regarding underlying strength in the U.S. and global economies;
•	inflation and expectations concerning inflation;
•	sentiment regarding credit quality in the U.S. and global credit markets;
•	performance of capital markets;
•	geopolitical conditions and economic, financial, political, public health, regulatory, judicial or other events that affect markets generally and that may affect SOFR; and
•	the time remaining to maturity.

These factors interrelate in complex and unpredictable ways, and the effect of one factor on the terms and features of your Notes at issuance and the market value of your Notes may offset or enhance the effect of another factor. The value of the Notes prior to maturity may be less than the Principal Amount, and may be significantly different than the amount expected at maturity.

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SOFR may be modified or discontinued which could adversely affect the market value of, and return on, the Notes.

SOFR is published by the New York Federal Reserve based on data received from other sources. UBS has no control over the determination, calculation or publication of SOFR and there can be no guarantee that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to your interest in the Notes. Any change to the manner in which SOFR is calculated may result in a reduction of the market value of, and return on, the Notes. As described more fully herein under “SOFR”, following a SOFR Index Cessation Event, SOFR will be based on an alternative rate and the Calculation Agent, or another party, may make adjustments to the terms of the notes, including, but not limited to, the Spread, as described further herein under “Floating Reference Rate – Daily SOFR”.

Additionally, because SOFR is relatively new, there may be a greater likelihood of changes to the methods pursuant to which it is determined than there would be if it had a longer publication history. Any such changes may adversely affect the market value of, and return on, the Notes.

There is limited historical data regarding SOFR and the future performance of SOFR cannot be predicted based on historical performance.

The New York Federal Reserve began to publish SOFR in April 2018, though the New York Federal Reserve has also published indicative historical SOFR going back to August 2014. You should not rely on any historical changes or trends in SOFR (whether based on actual or indicative historical data). The future performance of SOFR cannot be predicted based on its past performance, and the level of SOFR during the term of the Notes may bear little or no relation to the limited historical performance of SOFR. Since the initial publication of SOFR, daily changes in SOFR have, on occasion, been more volatile than daily changes in comparable benchmark or market rates. As a result, the return on the Notes may fluctuate to a larger degree than floating-rate securities that are linked to less volatile rates.

Compounded SOFR for an Interest Period may not reflect any subsequently published corrections to SOFR.

The New York Federal Reserve publishes SOFR each U.S. Government Securities Business Day at approximately 8:00 a.m. (New York time) for trades made on the immediately preceding U.S. Government Securities Business Day. After publication, if (i) the New York Federal Reserve discovers errors in the transaction data or calculation process or additional transaction data becomes available and (ii) such errors or additional data would change the published SOFR by at least one basis point (0.01%), subject to change based on periodic review by the New York Federal Reserve, then the New York Federal Reserve will republish SOFR at approximately 2:30 p.m. (New York time) on that same day. The New York Federal Reserve will not revise published SOFR on any U.S. Government Securities Business Day after the original date of publication and, even if the New York Federal Reserve’s policy changed to permit revisions to SOFR after the initial publication date, such changes would not be reflected in the Calculation Agent’s determination of Compounded SOFR on a U.S. Government Securities Business Day under the Notes because the Calculation Agent’s determination is made as of 5:00 p.m. (New York time) on each U.S. Government Securities Business Day without regard to any subsequently published revisions.

The discontinuance of, or changes to, SOFR, or uncertainty regarding its future may have an adverse effect on the value of, and return on, the Notes.

The terms of the Notes provide that if (i) a SOFR Index Cessation Event and its related SOFR Index Cessation Date occur with respect to SOFR (or any subsequent rate is discontinued) or (ii) SOFR does not, or its administrator does not, fulfill any applicable legal or regulatory requirement, then the Floating Reference Rate will be determined using the Overnight Bank Funding Rate (“OBFR”), the short-term interest rate target set by the Federal Open Market Committee or another alternative reference inference rate (any such successor, a “Replacement Floating Reference Rate”), as described further herein under “Floating Reference Rate”. In addition, the terms of the Notes expressly authorize the Calculation Agent or an Independent Advisor, as the case may be, to make conforming changes to the terms of the Notes upon the replacement of the original Floating Reference Rate including, but not limited to, changes to the Spread, the determination of Interest Periods and the timing and frequency of calculating the Floating Reference Rate (any such changes, “Replacement Rate Conforming Changes”). The interests of any such party in making any such determination may be adverse to your interests as a holder of the Notes. The selection of a replacement Floating Reference Rate and application of any Replacement Rate Conforming Changes could result in adverse consequences to the Floating Reference Rate and, therefore, could adversely affect the market value of, and return on, the Notes. There can be no assurance that the characteristics of any Replacement Floating Reference Rate will be similar to SOFR or the then-current reference rate that it is replacing or that any Replacement Rate Conforming Changes will produce the economic equivalent of SOFR or the then-current reference rate that it is replacing.

Risks Relating to Liquidity and Secondary Market Price Considerations

There may be no secondary market for the Notes.

The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates intend, but are not required, to make a market in the Notes and may in its absolute and sole discretion and without notice stop making a market at any time. The price, if any, at which you may be able to sell your Notes prior to maturity could be at a substantial discount from the Issue Price and to their intrinsic value and you may suffer substantial losses as a result.

Additionally, because SOFR is relatively new, the Notes are not expected to have an established trading market when issued and an established trading market may never develop or may not be liquid. Market terms for debt securities that reference SOFR, like the Notes, such as the Spread reflected in interest rate provisions, may evolve over time and, as a result, trading prices of the Notes in any secondary market may be lower than those of later-issued debt securities that reference SOFR. For instance, the Notes accrue interest on a daily basis on SOFR which, in general, will not be known until the following U.S. Government Securities Business Day, which means secondary market transactions will be more complex than for securities which accrue at known interest rates.

The market value of the Notes may be influenced by unpredictable factors.

The market value of your Notes may fluctuate between the date you purchase them and the maturity date. Several factors, many of which are beyond our control and interrelate in complex and unpredictable ways, will influence the terms and features of your Notes at issuance and the market value of the Notes. Generally, we expect that prevailing interest rates (particularly with respect to the Floating Reference Rate) will affect the market value of the Notes more than any other single factor. Other factors that may influence the terms and features of your Notes at issuance and the market value of the Notes include:

➢	the volatility of a Floating Reference Rate (i.e., the frequency and magnitude of changes in the level(s) of the Floating Reference Rate over the term of the Notes);
➢	the volatility of interest rates in the U.S. and other markets (i.e. the frequency and magnitude of changes in interest rates).
➢	interest rates in the U.S. and other markets;

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➢	the time remaining to the maturity of the Notes;
➢	the availability of comparable instruments and supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market-maker;
➢	the creditworthiness of UBS; and
➢	geopolitical, economic, financial, political, regulatory, judicial, public health, force majeure or other events that affect interest rates generally and the Floating Reference Rate specifically.

These factors interrelate in complex and unpredictable ways, and the effect of one factor on the terms and features of your Notes at issuance and the market value of your Notes may offset or enhance the effect of another factor. The value of the Notes prior to maturity may be less than the Principal Amount, and may be significantly different than the amount expected at maturity.

The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements

For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuation of the Notes indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance and other costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our valuation of the Notes determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of the Notes. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid ask spread for similar sized trades of debt securities similar to the Notes. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

We expect that, generally, expectations regarding interest rates will affect the market value of the Notes.

Interest rates have experienced periods of volatility and such volatility may occur in the future. Fluctuations and trends in interest rates that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future. As a holder of the Notes, the amount of interest payable on the Notes will fluctuate and there may be one or more Interest Payment Dates on which no Interest Payment is payable.

Impact of fees on the secondary market price of the Notes.

Generally, the price of the Notes in the secondary market is likely to be lower than the Issue Price to the public because the Issue Price to the public includes, and secondary market prices are likely to exclude, the underwriting discount, hedging costs, projected trading profit and any other compensation paid with respect to the Notes. In addition, any such prices may differ from values determined by pricing models used by UBS AG or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

Risks Relating to Hedging Activities and Conflicts of Interest

Potential conflicts of interest.

With regard to your Notes, from time to time, UBS and/or its affiliates may acquire or dispose of long or short positions in listed and/or over-the-counter options, futures, exchange-traded funds or other instruments based on interest rates (as described under in “Use of Proceeds and Hedging” herein) which may adversely affect the market value of, and return on, the Notes. UBS and its affiliates expect to engage in trading activities, relating to the above mentioned instruments that may affect interest rates that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interest in the Notes and the interests UBS and its affiliates will have in facilitating these transactions. These trading activities, if they influence the levels of prevailing interest rates, could be adverse to the interests of the holders of the Notes.

Additionally, UBS and its affiliates act in various capacities with respect to the Notes, including as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, and any other third-party dealers, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.

If Daily SOFR is unavailable on any U.S. Government Securities Business Day, the Floating Reference Rate on the Notes during that Interest Period will be determined using the alternative methods set forth herein. Any of these alternative methods may result in interest payments that are lower than or that do not otherwise correlate over time with the interest payments that would have been made on the Notes if Daily SOFR had been available in its current form. Further, the same costs and risks that may lead to the discontinuation or unavailability of the Floating Reference Rate may make one or more of the alternative methods impossible or impracticable to determine. Any such adjustments or alternative methods of calculating the interest payments on the Notes may have an adverse effect on the value of, and return on, the Notes.

Potentially inconsistent research, opinions or recommendations by UBS.

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes.

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Risks Relating to General Credit Characteristics

Credit risk of UBS.

The Notes are unsubordinated, unsecured debt obligations of the Issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including but not limited to any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your investment.

The Notes are not bank deposits.

An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder.

The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in Ordinance of 30 August 2012 of FINMA on the Insolvency of Banks and Securities Dealers, as amended (the “Swiss Banking Insolvency Ordinance”). In restructuring proceedings, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Notes. The Swiss Banking Insolvency Ordinance provides that a debt-to- equity swap and/or a write-off of debt and other obligations (including the Notes) may take place only after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the Swiss Banking Insolvency Ordinance does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the Notes will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the Notes. Consequently, the exercise of any such powers by FINMA or any suggestion of any such exercise could materially adversely affect the rights of holders of the Notes, the price or value of their investment in the Notes and/or the ability of UBS to satisfy its obligations under the Notes and could lead to holders losing some or all of their investment in the Notes. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.

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Floating reference rate

Information About SOFR

All disclosures contained herein regarding the Secured Overnight Financing Rate (“SOFR”), including, without limitation, its make-up and method of calculation, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by Federal Reserve Bank of New York (the “Federal Reserve”). SOFR is published by the Federal Reserve, but the Federal Reserve has no obligation to continue to publish, and may discontinue publication of, SOFR. Neither we nor any of our affiliates accepts any responsibility for the calculation, maintenance or publication of SOFR or any successor or replacement rate. Information from outside sources including, but not limited to any website referenced in this section, is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to SOFR.

SOFR is published by the Federal Reserve and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. The Federal Reserve reports that SOFR includes all trades in the “Broad General Collateral Rate” (as defined on the Federal Reserve’s Website), plus bilateral Treasury repurchase agreement transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of the Depository Trust and Clearing Corporation (“DTCC”). SOFR is filtered by the Federal Reserve to remove a portion of the foregoing transactions considered to be “Specials”, which are repurchases for specific-issue collateral, which take place at cash-lending rates below those for general collateral repurchases because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

The Federal Reserve reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon (“BNYM”) as well as General Collateral Finance repurchase agreement transaction data and data on bilateral Treasury repurchase transactions cleared through the FICC’s delivery-versus-payment service. The Federal Reserve notes that it obtains information from DTCC Solutions LLC, an affiliate of DTCC. The Federal Reserve notes on its publication page for SOFR that use of SOFR is subject to important limitations and disclaimers, including that the Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. SOFR is published at approximately 8:00 a.m. (New York time) on each U.S. Government Securities Business Day for trades made on the immediately preceding U.S. Government Securities Business Day. If the Federal Reserve discovers errors in the transaction data provided by either BNYM or DTCC, or in the calculation process, subsequent to the rate publication but on that same day, SOFR and accompanying summary statistics may be republished at approximately 2:30 p.m. (New York time). Similarly, if transaction data from BNYM or DTCC had previously not been available in time for publication, but became available later in the day, SOFR may be republished at approximately 2:30 p.m. (New York time). Rate revisions will only be effected on the same day as initial publication and will only be republished if the change in the rate exceeds one basis point (0.01%), though the Federal Reserve will review this revision threshold periodically and could modify it after any such review.

If data for a given market segment were unavailable for any day, then the most recently available data for that segment would be utilized, with the rates on each transaction from that day adjusted to account for any change in the level of market rates in that segment over the intervening period. SOFR would be calculated from this adjusted prior day’s data for segments where current data were unavailable, and unadjusted data for any segments where data were available. To determine the change in the level of market rates over the intervening period for the missing market segment, the New York Federal Reserve would use information collected through a daily survey conducted by its Trading Desk of primary dealers’ repo borrowing activity. Such daily survey would include information reported by UBS Securities LLC, our wholly owned subsidiary, as a primary dealer. If data other than those provided by BNYM or DTCC Solutions LLC are used in the calculation of SOFR, the change in source will be noted on the Federal Reserve’s Website when the rate is published. The description of SOFR herein does not purport to be exhaustive.

Because the Secured Overnight Financing Rate is published by the Federal Reserve based on data received from other sources, neither UBS nor any of our affiliates has any control over its determination, calculation or publication. There can be no guarantee that the Secured Overnight Financing Rate will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the Notes. If the manner in which the Secured Overnight Financing Rate is calculated is changed, that change may result in a reduction of the amount of interest payable on the Notes and the trading prices of the Notes. If the rate at which interest accrues on any day (meaning Daily SOFR on any U.S. Government Securities Business Day during an Interest Period declines to zero or becomes negative, the amount of interest payable on the Notes on the related Interest Payment Date will decline.

The Federal Reserve began publishing the Secured Overnight Financing Rate in April 2018. The Federal Reserve has also published historical indicative Secured Overnight Financing Rates going back to August 2014. Investors should not rely on any historical changes or trends in the Secured Overnight Financing Rate as an indicator of future changes in the Secured Overnight Financing Rate. Also, since the Secured Overnight Financing Rate is relatively new, the Notes are not expected to have established trading market when issued, and an established trading market may never develop or may not be very liquid. Market terms for debt securities, like the Notes, that reference SOFR, such as the Spread over SOFR reflected in interest rate provisions, may evolve over time and, as a result, trading prices of the Notes may be lower than those of later-issued debt securities that reference SOFR. Similarly, if the Secured Overnight Financing Rate does not prove to be widely used in securities like the Notes, the trading price of the Notes may be lower than those of notes linked to indices that are more widely used. Investors in the Notes may not be able to sell the Notes at all or may not be able to sell the Notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

For a more complete discussion of SOFR, see the website of the Federal Reserve, currently at newyorkfed.org (the “New York Federal Reserve’s Website”) or, with respect to clause (iv) below, federalreserve.org or, in either case, or any successor website of the Federal Reserve (the “Federal Reserve’s Website”) and apps.newyorkfed.org/markets/autorates/sofr.

Daily SOFR

“Daily SOFR” means as of any U.S. Government Securities Business Day in an Interest Period:

(i)	the Secured Overnight Financing Rate as of 5:00 p.m. (New York time) as published on the New York Federal Reserve's Website on the U.S. Government Securities Business Day for trades made on the immediately preceding U.S. Government Securities Business Day; or
(ii)	if by 5:00 pm (New York time) on the U.S. Government Securities Business Day immediately following such date, the rate referred to in paragraph (i) above is not published, and a SOFR Index Cessation Event and SOFR Index Cessation Date have not both occurred on or prior to 5:00 p.m. (New York time) on such U.S. Government Securities Business Day, the Secured Overnight Financing Rate published on the New York Federal Reserve's Website for the last preceding U.S. Government Securities Business Day on which the Secured Overnight Financing Rate was published; or

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(iii)	if both a SOFR Index Cessation Event and SOFR Index Cessation Date have occurred,
(a)	and a rate has been recommended as the replacement for the Secured Overnight Financing Rate by the Federal Reserve Board and/or the New York Federal Reserve Bank or a committee officially endorsed or convened by the Federal Reserve Board and/or the New York Federal Reserve for the purpose of recommending a replacement for the Secured Overnight Financing Rate such rate as published on such U.S. Government Securities Business Day for trades made on the immediately preceding U.S. Government Securities Business Day; or
(b)	if no such rate as described in subclause (a) above has been so recommended on or prior to the first U.S. Government Securities Business Day following the SOFR Index Cessation Date,
(I)	the Overnight Bank Funding Rate (“OBFR”) published at or around the New York Federal Reserve's Website on such U.S. Government Securities Business Day for trades made on the immediately preceding U.S. Government Securities Business Day;
(II)	if (x) the rate referred to in subclause (I) above is not so published, and (y) an OBFR Index Cessation Event and OBFR Index Cessation Date have not both occurred on or prior to the immediately preceding U.S. Government Securities Business Day, the OBFR published on the New York Federal Reserve's Website for the last preceding New York City Banking Day on which the OBFR was published on the New York Federal Reserve's Website; or
(iv)	if (x) the Calculation Agent is required to use the Overnight Bank Funding Rate as described in paragraph (iii)(b)(I) above and (y) an OBFR Index Cessation Event and an OBFR Index Cessation Date have both occurred on or prior to the U.S. Government Securities Business Day, the short-term interest rate target set by the Federal Open Market Committee, as published on the Federal Reserve's Website and as prevailing on such SOFR U.S. Government Securities Business Day, or if the Federal Open Market Committee has not set a single rate, the mid-point of the short-term interest rate target range set by the Federal Open Market Committee, as published on the Federal Reserve's Website and as prevailing on such U.S. Government Securities Business Day (calculated as the arithmetic average of the upper bound of the target range and the lower bound of the target range);

provided, however, that Daily SOFR for the last two U.S. Government Securities Business Days of the final Interest Period, will be deemed to be Daily SOFR as of the Rate Cut-Off Date.

Notwithstanding the foregoing, if Daily SOFR (a) cannot be determined as described in paragraphs (i) and (ii) above, (b) has been discontinued and the fallback provisions in paragraphs (ii) through (iv) above do not result in a Replacement Floating Reference Rate or (c) does not, or whose administrator or sponsor does not, fulfill any applicable legal or regulatory requirement, then the provisions set forth below under “Floating Rate Replacement” will apply.

The terms of the Notes expressly authorize the Calculation Agent or an Independent Advisor, as the case may be, to make conforming changes to the terms of the Notes upon the replacement of the original Floating Reference Rate including, but not limited to, changes to the Spread, the determination of Interest Periods and the timing and frequency of calculating the Floating Reference Rate.

For additional information, please also read the risk factor “The discontinuance of, or changes to, SOFR, or uncertainty regarding its future may have an adverse effect on the value of, and return on, the Notes.”

“OBFR Index Cessation Date” means the earliest of:

(A) in the case of the occurrence of an OBFR Index Cessation Event described in paragraph (A) of the definition thereof, the date on which the Federal Reserve Bank of New York (or any successor administrator) ceases to publish the Overnight Bank Funding Rate;

(B) in the case of the occurrence of an OBFR Index Cessation Event described in paragraph (B) of the definition thereof, the date on which the Federal Reserve Bank of New York (or any successor administrator) ceases to publish the Overnight Bank Funding Rate; and

(C) in the case of the occurrence of an OBFR Index Cessation Event described in paragraph (C) of the definition thereof, the date as of which the Overnight Bank Funding Rate may no longer be used.

“OBFR Index Cessation Event” means the occurrence of one or more of the following events:

(A) a public statement by the Federal Reserve Bank of New York (or any successor administrator) announcing that it has ceased or will cease to publish or provide the Overnight Bank Funding Rate permanently or indefinitely, provided that, at the time of such statement, there is no successor administrator that will continue to publish or provide the Overnight Bank Funding Rate;

(B) the publication of information that reasonably confirms that the Federal Reserve Bank of New York (or any successor administrator) has ceased or will cease to provide the Overnight Bank Funding Rate permanently or indefinitely, provided that, at the time of such publication, there is no successor administrator that will continue to publish or provide the Overnight Bank Funding Rate; and/or

(C) a public statement by a regulator or other official sector entity prohibiting the use of the Overnight Bank Funding Rate that (i) applies to, but need not be limited to, fixed income securities and derivatives, and (ii) has been determined by the Calculation Agent (or an Independent Advisor if appointed) to be an “OBFR Index Cessation Event”.

“SIFMA” means the Securities Industry and Financial Markets Association or any successor thereto.

“SOFR Index Cessation Date” means the earliest of one or more of the following events:

(A) in the case of the occurrence of a SOFR Index Cessation Event described in paragraph (A) of the definition thereof, the date on which the Federal Reserve Bank of New York (or any successor administrator) ceases to publish the Secured Overnight Financing Rate;

(B) in the case of the occurrence of a SOFR Index Cessation Event described in paragraph (B) of the definition thereof, the date on which the Federal Reserve Bank of New York a (or any successor administrator) ceases to publish the Secured Overnight Financing Rate; and

(C) in the case of the occurrence of a SOFR Index Cessation Event described in paragraph (C) of the definition thereof, the date as of which the Secured Overnight Financing Rate may no longer be used.

“SOFR Index Cessation Event” means the occurrence of one or more of the following events:

(A) a public statement by the Federal Reserve Bank of New York (or any successor administrator) announcing that it has ceased or will cease to publish or provide the Secured Overnight Financing Rate permanently or indefinitely, provided that, at the time of such statement, there is no successor administrator that will continue to publish or provide a Secured Overnight Financing Rate;

(B) the publication of information that reasonably confirms that the Federal Reserve Bank of New York (or any successor administrator) has ceased or will cease to provide the Secured Overnight Financing Rate permanently or indefinitely, provided that, at the time of such publication, there is no successor administrator that will continue to publish or provide the Secured Overnight Financing Rate; and/or

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(C) a public statement by a regulator or other official sector entity prohibiting the use of the Secured Overnight Financing Rate that (i) applies to, but need not be limited to, fixed income securities and derivatives, and (ii) has been determined by the Calculation Agent (or an Independent Advisor if appointed) to be a “SOFR Index Cessation Event”.

“U.S. Government Securities Business Day” means any day that is a Monday, Tuesday, Wednesday, Thursday or Friday on which the Securities Industry and Financial Markets Association “(SIFMA”) does not recommend that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Base Rate Replacement

If Daily SOFR (a) cannot be determined as described in paragraphs (i) and (ii) above, (b) has been discontinued and the fallback provisions in paragraphs (ii) through (iv) above do not result in a Replacement Floating Reference Rate or (c) does not, or whose administrator or sponsor does not, fulfill any applicable legal or regulatory requirement, then the following provisions will apply.

(A)	the Calculation Agent shall use reasonable endeavors to appoint an independent financial institution of international repute or other independent financial advisor experienced in the international capital markets, in each case, appointed by the Calculation Agent (an “Independent Advisor”) to determine in the Independent Advisor's discretion, in accordance with clause (C) below, an alternative rate to the applicable base rate (the “Alternative Base Rate”) no later than three business days prior to the interest determination date relating to the next succeeding Interest Period (such business day, the “Independent Advisor Determination Cut-Off Date”, and such next succeeding Interest Period, the “Affected Interest Period”) for purposes of determining the Floating Reference Rate applicable to the Affected Interest Period and all Interest Periods thereafter;
(B)	if prior to the Independent Advisor Determination Cut-Off Date the Calculation Agent is unable to appoint an Independent Advisor or the Independent Advisor appointed by the Calculation Agent fails to determine an Alternative Base Rate in accordance with clause (C) below, then the Calculation Agent may determine, in accordance with clause (C) below, the Alternative Base Rate for purposes of determining the Floating Reference Rate applicable to the Affected Interest Period and all Interest Periods thereafter;
(C)	in the case of any determination of an Alternative Base Rate pursuant to clause (A) or (B) above, the Alternative Base Rate shall be such rate as the Independent Advisor or the Calculation Agent, as applicable, determines has replaced the applicable base rate in customary market usage, or, if the Independent Advisor or the Calculation Agent, as applicable, determines that there is no such rate, such other rate as the Independent Advisor or the Calculation Agent determines is most comparable to the applicable base rate; and

if the Independent Advisor or the Calculation Agent determines an Alternative Base Rate in accordance with the above provisions, the Calculation Agent shall make any changes to the definitions of day count fraction, business day, interest determination date and/or any other terms of the Notes as necessary to implement the Alternative Base Rate as the applicable base rate.

Compounded SOFR

With respect to each Interest Period, accrued interest will be paid based on the daily compounded interest calculated by multiplying the Principal Amount of the Notes by (i) the Floating Reference Rate for the applicable Interest Period and (ii) the day count fraction calculated in accordance with the Day Count Convention. The Floating Reference Rate with respect to an Interest Period is equal to the sum of the Floating Reference Rate, Compounded SOFR, plus the Spread. “Compounded SOFR” will be computed as follows:

“d0”, is the number of U.S. Government Securities Business Days in the applicable Interest Period.

“i” is a series of whole numbers from one to d0, each representing the relevant U.S. Government Securities Business Days in chronological order from, and including, the first U.S. Government Securities Business Day in the applicable Interest Period.

“SOFRi”, for any U.S. Government Securities Business Day “i” in an Interest Period, is a reference rate equal to Daily SOFR in respect of that day.

“ni” is the number of calendar days in the applicable Interest Period from, and including, the U.S. Government Securities Business Day “i” to, but excluding, the following U.S. Government Securities Business Day.

“d” is the number of calendar days in the applicable Interest Period.

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Daily SOFR Historical Information

We obtained the information regarding the historical performance of Daily SOFR below from Bloomberg Professional® service (“Bloomberg”). We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg and have not undertaken an independent review or due diligence of the information. The historical performance of Daily SOFR should not be taken as an indication of its future performance.

Daily SOFR has limited historical information available and, accordingly, an investment in notes based on that rate may involve greater risk than an investment in notes based on a more conventional reference interest rate or a rate with a more established record of performance. Additionally, Daily SOFR has experienced significant fluctuations. Any historical upward or downward trend during any period shown below is not an indication that the interest payable on the Notes is more or less likely to increase or decrease at any time.

On July 22, 2021, Daily SOFR was 0.05%. The graph below sets forth the historical performance of Daily SOFR from April 2, 2018 through July 22, 2021. Past performance is not indicative of future performance.

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UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The U.S. federal income tax consequences of your investment in the Notes are summarized below, but we urge you to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possible with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

This discussion applies to investors that acquire the Notes upon initial issuance and hold the Notes as capital assets for U.S. federal income tax purposes. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder in light of its particular circumstances, including alternative minimum tax consequences and does not address the different tax consequences that apply to holders that are members of a class of holders subject to special rules, such as:

➢	a dealer in securities or currencies,
➢	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings,
➢	a financial institution or a bank,
➢	a regulated investment company, real estate investment trust or a common trust fund,
➢	a life insurance company,
➢	a tax-exempt organization including an “individual retirement account” or “Roth IRA”, as defined in Section 408 or 408A of the Code, respectively,
➢	a person that owns Notes as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or enters into a “constructive sale” with respect to the Notes or a “wash sale” with respect to the Notes or any underlying assets,
➢	taxpayers subject to special tax accounting rules under Section 451(b) of the Code;
➢	a former citizen or resident of the U.S., or
➢	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

You should consult your tax advisor concerning the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdictions.

Except as discussed under “— Non-U.S. Holders” below, this discussion is only applicable to U.S. holders. For purposes of this summary, a U.S. holder is a beneficial owner of a Note that is: (i) a citizen or resident of the U.S., (ii) a domestic corporation or other entity taxable as a corporation, created or organized in or under the laws of the U.S. or any political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a court within the U.S. is able to exercise primary supervision over its administration, and one or more U.S. persons are authorized to control all substantial decisions of the trust. For purposes of this summary, a “non-U.S. holder” is a beneficial owner of a Note that is: (i) a nonresident alien individual for U.S. federal income tax purposes, (ii) a foreign corporation for U.S. federal income tax purposes; or (iii) an estate or trust whose income is not subject to U.S. federal income tax on a net income basis.

An individual may, subject to certain exceptions, be deemed to be a resident of the U.S. by reason of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds the Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the Notes.

U.S. Federal Income Tax Treatment

The Notes will be treated as indebtedness for U.S. federal income tax purposes, and the balance of this summary assumes that the Notes are treated as indebtedness for U.S. federal income tax purposes. Pursuant to this treatment, interest on the Notes will be taxable to a U.S. holder as non-U.S.-source ordinary interest income at the time it accrues or is received in accordance with the U.S. holder’s normal method of accounting for tax purposes. Pursuant to the terms of the Notes, you agree to treat the Notes consistent with our treatment for all U.S. federal income tax purposes.

Our counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that your Notes will be treated as described above. We do not plan to request a ruling from the IRS regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described herein. We urge you to consult your tax advisor as to the tax consequences of your investment in the Notes.

Sale, Exchange, Early Redemption or Maturity of the Notes

Upon the disposition of a Note by sale, exchange, early redemption, maturity or other taxable disposition, a U.S. holder should generally recognize gain or loss equal to the difference between (1) the amount realized on such taxable disposition (other than amounts attributable to accrued but unpaid interest) and (2) the U.S. holder’s adjusted tax basis in the Note. A U.S. holder’s adjusted tax basis in a Note generally will equal the U.S. holder’s cost of acquiring such Note. Assuming a Note is held as a capital asset, such gain or loss will generally constitute capital gain or loss. Capital gain of a noncorporate U.S. holder is generally taxed at preferential rates where the holder has a holding period of greater than one year. The deductibility of a capital losses is subject to limitations.

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Medicare Tax on Net Investment Income

U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “Net Investment Income,” or “Undistributed Net Investment Income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their Net Investment Income or Undistributed Net Investment Income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to the consequences of the 3.8% Medicare tax.

Information Reporting with respect to Foreign Financial Assets

U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Treasury Regulations Requiring Disclosure of Reportable Transactions

Treasury regulations require U.S. taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the Notes or a sale of the Notes generally should not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause an investment in the Notes or a sale of the Notes to be treated as a Reportable Transaction. Holders should consult with their tax advisors regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Notes.

Tax Treatment of Non-U.S. Holders

Subject to “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments or gain realized on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments or gain realized on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Gain realized from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for more than 182 days in the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “Withholdable Payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “Passthru Payments” (i.e., certain payments attributable to Withholdable Payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making Withholdable Payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “Withholdable Payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign Passthru Payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “Foreign Passthru Payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

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Use of Proceeds and Hedging

The net proceeds from the offering of the Notes will be used to provide funding for our operations and other general corporate purposes as described in the accompanying prospectus under “Use of Proceeds”. We and/or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we and/or our affiliates expect to enter into hedging transactions involving purchases and sales of interest rate-linked instruments, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments prior to, on or after the applicable trade date. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into. Consequently, with regard to your Notes, from time to time, we and/or our affiliates may:

➢	acquire or dispose of long or short positions in fixed or floating rate-linked instruments;
➢	acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on interest rates;
➢	acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of interest rates; or
➢	any combination of the above.

We and/or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We and/or our affiliates may close out our or their hedge position relating to the Notes during the term of your Notes. That step may involve sales or purchases of the instruments described above. No holder of the Notes will have any rights or interest in our or any affiliates’ hedging activity or any positions we or our affiliates may take in connection with any hedging activity.

The hedging activity discussed above may adversely affect the market value of your Notes from time to time. See the “Risk Factors” herein for a discussion of these adverse effects.

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Certain ERISA Considerations

We, UBS Securities LLC and other of our affiliates may each be considered a “party in interest” within the meaning of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” (within the meaning of Section 4975 of the Code) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code (“Plan”). The purchase of the Notes by a Plan with respect to which UBS Securities LLC or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code (“Fiduciary”) would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Notes. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company pooled separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of Notes where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption and that the purchase, holding and, if applicable, subsequent disposition of the Notes will not constitute or result in a non-exempt prohibited transaction.

Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of ERISA and Section 4975 of the Code thereto, including but not limited to the prohibited transaction rules and the applicable exemptions.

The discussion above supplements the discussion under “Benefit Plan Investor Considerations” in the accompanying prospectus.

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SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST); SECONDARY MARKETS (IF ANY)

We will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC intends to resell the Notes to one or more third party dealers at a discount from the issue price to the public equal to the underwriting discount indicated on the cover hereof. Certain of such third party dealers may resell the Notes to other securities dealers at the issue price to the public less an underwriting discount of up to the underwriting discount indicated on the cover hereof. Certain unaffiliated registered investment advisers or fee based advisory accounts may purchase Notes from a third party dealer at a purchase price of at least $997.50 per Note, and such third party dealer, with respect to such sales, may forgo some or all of the underwriting discount. Additionally, we or one of our affiliates may pay a fee to an unaffiliated broker dealer for providing certain electronic platform services with respect to this offering.

Conflicts of Interest

UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ valuation of the Notes at that time

The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliates’ customary bid ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the Pricing Date in the secondary market is expected to exceed the valuation of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the Pricing Date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers , see “Risk Factors — Risks Relating to Liquidity and Secondary Market Price Considerations — There may be no secondary market for the Notes”, “— The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements” and “— Impact of fees on the secondary market price of the Notes” herein.

Prohibition of Sales to EEA & UK Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

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ADDITIONAL TERMS OF THE NOTES

In this section, references to “holders” mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through the Depository Trust Company (“DTC”). Owners of beneficial interests in the Notes should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

Regular Record Dates for Interest

The regular record date relating to a payment on the Notes will be the Business Day prior to the interest payment date.

Redemption Price Upon Optional Tax Redemption

We have the right to redeem your Notes in the circumstances described under “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If we exercise this right with respect to your Notes, the redemption price of the Notes will be determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position.

Default Amount on Acceleration

If an event of default occurs and the maturity of your Notes is accelerated, we will pay the Default Amount in respect of the principal of your Notes at maturity. We describe the Default Amount below under “— Default Amount”.

For the purpose of determining whether the holders of our Medium-Term Notes, Series B, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding Principal Amount of the Notes as the outstanding Principal Amount of the series of Notes constituted by that Note. Although the terms of the Notes may differ from those of the other Medium-Term Notes, Series B holders of specified percentages in Principal Amount of all Medium-Term Notes, Series B together in some cases with other series of our debt securities, will be able to take action affecting all the Medium-Term Notes, Series B including the Notes. This action may involve changing some of the terms that apply to the Medium-Term Notes, Series B accelerating the maturity of the Medium-Term Notes, Series B after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification and Waiver of Covenants”.

Default Amount

The “Default Amount” for your Notes on any day will be an amount, in U.S. dollars for the principal of your Notes, equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your Notes. That cost will equal:

➢	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking; plus
➢	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of your Notes in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for your Notes, which we describe below, the holders of your Notes and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Default Amount.

Default Quotation Period

The “Default Quotation Period” is the period beginning on the day the Default Amount first becomes due and ending on the third Business Day after that day, unless:

➢	no quotation of the kind referred to above is obtained; or
➢	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

Qualified Financial Institutions

For the purpose of determining the Default Amount at any time, a “Qualified Financial Institution” means a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

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➢	A-1 or higher by Standard & Poor’s or any successor, or any other comparable rating then used by that rating agency; or
➢	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Manner of Payment

Any payment on your Notes will be made to accounts designated by you or the holder of your Notes and approved by us, or at the office of the trustee in New York City, but only when your Notes are surrendered to the trustee at that office. We may also make any payment in accordance with the applicable procedures of DTC (or any successor depositary).

Role of Calculation Agent

UBS will serve as the calculation agent (the “Calculation Agent”). We may change the Calculation Agent after the Issue Date of the Notes without notice. The Calculation Agent will make all determinations regarding the amounts payable in respect of your Notes at maturity, the level of the Floating Reference Rate, the Maturity Date, Interest Payments and all other determinations or adjustments with respect to the Notes, in its sole discretion. Absent manifest error, all determinations of the Calculation Agent will be final and binding on you and us, without any liability on the part of the Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the Calculation Agent.

Booking Branch

The booking branch is UBS AG London Branch.

Currency of Notes

The specified currency for your Notes will be U.S. dollars.

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You should rely only on the information incorporated by reference or provided in this preliminary Pricing Supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this preliminary Pricing Supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Additional Information About UBS and the Notes	ii
Investor Considerations	iii
Risk Factors	1
Floating Reference Rate	5
United States Federal Income Tax Considerations	9
Use of Proceeds and Hedging	12
Certain ERISA Considerations	13
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	14
Additional Terms of the Notes	15

Prospectus

Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	11
Use of Proceeds	12
Description of Debt Securities We May Offer	13
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	48
Considerations Relating to Indexed Securities	53
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	56
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	69
Benefit Plan Investor Considerations	71
Plan of Distribution	73
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

UBS AG Floating Rate Notes due on or about January 30, 2024

Preliminary Pricing Supplement dated July 26, 2021

(To Prospectus dated February 24, 2021)

UBS Investment Bank

UBS Securities LLC